THE ADVISORS' INNER CIRCLE FUND II

                                   SCHEDULE A
                         DATED FEBRUARY 17, 2009 TO THE

                 SHAREHOLDER SERVICES PLAN DATED AUGUST 9, 2005

                                                                    SHAREHOLDER
FUND                                         CLASS OF SHARES        SERVICES FEE
----                                         ---------------        ------------
Aberdeen Emerging Markets Fund                  Advisor                 0.25%

Perimeter Small Cap Growth Fund                 Investor                0.25%

NorthPointe Small Cap Growth Fund               Institutional           0.25%

NorthPointe Small Cap Value Fund                Institutional           0.25%

NorthPointe Value Opportunities Fund            Institutional           0.25%

NorthPointe Micro Cap Equity Fund               Institutional           0.25%